FOR IMMEDIATE RELEASE
                                                                                                         Contacts:
                                                                                                               Joseph Himy
                                                                                                              Chief Financial Officer
Vyteris, Inc.
Tel: (201) 703-2299

VYTERIS ANNOUNCES RESTRUCTURING OF ITS BALANCE SHEET THROUGH A $2.3 MILLION NON-DILUTIVE CAPITAL RAISE AND CONVERSION OF APPROXIMATELY $20 MILLION OF DEBT AND PREFERRED SHARES INTO COMMON STOCK

Part of Strategic Effort to Deliver Long-Term Sustainable Value

FAIR LAWN, N.J. – (December 29, 2009) – Vyteris, Inc. (OTCBB: VYTR), developer of the first FDA-approved active transdermal drug delivery system and a leader in active transdermal drug delivery technology, announced today the sale of $2.3 million of net operating tax losses in a non-dilutive capital raise and the conversion of approximately $20 million of debt and preferred shares into common stock through an agreement with Spencer Trask Specialty Group LLC.  These efforts were completed as part of the Company’s ongoing financial restructuring and overall update of its business strategy.

“These important strategic steps strengthen the balance sheet and give Vyteris significantly greater flexibility in pursuing new, high-value partnerships, complementary platform technologies and our other long-term business objectives,” said Dr. Haro Hartounian, president and chief executive officer of Vyteris.  “We are particularly pleased with the decision by Spencer Trask to become our largest shareholder following conversion of its debt and preferred shares into common stock.  This decision is a strong vote of confidence in the future of Vyteris and in our innovative and proprietary smart patch technology.”

Non-Dilutive Capital Raise
The Company recently completed a $2.3 million ($2.1 million net) non-dilutive capital raise through the sale of its prior year New Jersey State net operating tax losses and research tax credits, a transaction approved by the New Jersey Economic Development Authority (NJEDA).  Funds raised in the sale will be used for operations and capital expenditures in accordance with rules, regulations and stipulations set forth by NJEDA.

Restructuring Agreement with Spencer Trask
As part of the Company’s strategy to restructure its balance sheet, Vyteris recently entered into an Amendment to its Restructuring Agreement with Spencer Trask Specialty Group, LLC and certain affiliated entities (STSG).  The principal terms of the Amended Agreement include:

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The conversion of Vyteris debt and accrued or unpaid interest held by STSG, with an approximate value of $9.4 million, as well as all Series B Convertible Preferred Stock held by STSG, with an approximate value of $10.5 million, into Vyteris’ Common Stock at a conversion price of $0.40 per share.

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The issuance of a $2.0 million promissory note covering the balance of debt owed to STSG.  This note has a term of three years and an interest rate of 6% per year.  The Company has agreed to reduce the amount of this promissory note with a repayment in the amount of $250,000 before year end.

About Vyteris, Inc.
Vyteris, Inc. is the maker of the first active, ready-to-use drug delivery patch (LidoSite®) to receive marketing clearance from the U.S. Food and Drug Administration (FDA).  Vyteris’ proprietary active transdermal smart patch technology delivers drugs comfortably through the skin using low-level electrical energy (iontophoresis).  This smart patch technology allows precise dosing, giving physicians and patients control in the rate, dosage and pattern of drug delivery that may result in considerable therapeutic, economical, and lifestyle advantages over existing methods of drug administration.  Vyteris recently announced success in non-invasive delivery of a peptide using its system, where the company demonstrated achievement of therapeutic levels of a peptide without using any needles. For more information, please visit us at www.vyteris.com.

Vyteris Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “would,” “should,” “believes,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements concerning the potential impact of the new marketing agreement and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others, the competitive environment and competitive responses to the new marketing arrangement. The Company has described other important risks and uncertainties under the caption "Risk Factors" in its most recent Annual Report on Form 10-K and in various filings made with the SEC.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

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